Exhibit 99.1

Consumers Energy Company Announces Termination of Exchange Offers

JACKSON, Mich., Nov. 24, 2014 — Consumers Energy Company (“Consumers”) announced today that it has terminated its previously announced private offers (the “Exchange Offers”) to exchange up to $250 million aggregate principal amount of its outstanding 6.70% First Mortgage Bonds due 2019 (the “6.70% Bonds”) and 6.125% First Mortgage Bonds due 2019 (the “6.125% Bonds” and, together with the 6.70% Bonds, the “Old Bonds”) for its newly issued First Mortgage Bonds due 2025 (the “New Bonds”), upon the terms and subject to the conditions set forth in Consumers’ offering memorandum dated November 6, 2014, as supplemented (the “Offering Memorandum”), and related letter of transmittal.

The Exchange Offers were subject to a minimum condition that no less than $250 million of New Bonds must be issuable in exchange for Old Bonds validly tendered (and not validly withdrawn) and accepted in the Exchange Offers (the “Minimum Tender Condition”). As of 5:00 p.m., New York City time, on November 20, 2014 (the “Withdrawal Deadline”), the aggregate principal amount of Old Bonds validly tendered and not validly withdrawn, if accepted, would have been exchangeable for less than $250 million aggregate principal amount of New Bonds. Because the Minimum Tender Condition had not been met as of the Withdrawal Deadline, Consumers has elected to terminate the Exchange Offers pursuant to the terms and conditions set forth in the Offering Memorandum. The Old Bonds tendered and not withdrawn in the Exchange Offers will not be accepted and will be promptly returned to their respective holders.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities in the United States or elsewhere.  The Exchange Offers were made only by, and pursuant to, the terms set forth in the Offering Memorandum.  The Exchange Offers were not made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

This press release contains “forward-looking statements” as defined in Rule 3b-6 under the Securities Exchange Act of 1934, Rule 175 under the Securities Act of 1933, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. All forward-looking statements should be considered in the context of the risk and other factors detailed from time to time in Consumers’ Securities and Exchange Commission filings.  Forward-looking statements should be read in conjunction with the “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections of Consumers’ Form 10-K for the year ended December 31, 2013 and as updated in Consumers’ subsequent Forms 10-Q.

Consumers’ “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections are incorporated herein by reference and discuss important factors that could cause Consumers’ results to differ materially from those anticipated in such statements.

Media Contacts: Dan Bishop, (517) 788-2395 or Brian Wheeler, (517) 788-2394